Exhibit 11.01

                            DIGITAL LINK CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                (In thousands, except per share data, unaudited)


                                               Quarter Ended   Six Months Ended
                                                  June 30,          June 30,
                                                ------------     --------------
                                               1997      1996     1997     1996
                                               ----      ----     ----     ----

Primary:

Net income .................................   $1,705   $  852   $3,036   $1,408
                                               ======   ======   ======   ======

Weighted average number of shares from:
         Common shares outstanding .........    9,188    9,082    9,189    9,045
         Common equivalent shares
              from stock options
              outstanding ..................      318      367      352      356
                                               ------   ------   ------   ------
Common and common equivalent
    shares used in computing per
    share amounts ..........................    9,506    9,449    9,541    9,401
                                               ======   ======   ======   ======

Net income per share .......................   $ 0.18   $ 0.09   $ 0.32   $ 0.15
                                               ======   ======   ======   ======


     Note: There is no material difference in the computation of net income per share on a fully diluted basis.